Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-275860, 333-276461, 333-284741, 333-289496 and 333-293070) and Form S-3 (File Nos. 333-282802, 333-283449, 333-284714, 333-286684, 333-289125, and 333-293062) of our report dated April 15, 2026, with respect to the consolidated financial statements of CDT Equity Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

April 15, 2026